Exhibit 99.1
Torrid Announces Executive Promotions
CITY OF INDUSTRY, Calif. – June 12, 2024 – Torrid Holdings Inc. (“Torrid” or the “Company”) (NYSE: CURV), today announced a number of executive promotions and changes:
•The promotion of Hyon Park to Chief Operating Officer
•The promotion of Ashlee Wheeler to Chief Planning Officer
•The retirement of Mark Mizicko, Chief Commercial Officer

Lisa Harper, Chief Executive Officer said, “I am thrilled to announce the well-deserved promotions of Hyon Park and Ashlee Wheeler, two exceptional leaders. Hyon has been promoted to Chief Operating Officer and was instrumental in stabilizing and upgrading our systems supporting the growth of our business. Ashlee has been promoted to Executive Vice President, Chief Planning Officer, and played a key role in driving improvements in our inventory management, as well as working to maximize our pricing strategy. And finally, Mark Mizicko, our Chief Commercial Officer, is retiring. Mark has a long history with Torrid, and I am very grateful to him for coming out of retirement to join us as a member of the Torrid Leadership Team. We appreciate all that Mark has done for Torrid and are grateful that he will continue as a consultant for the Company on various projects. We wish him the best second retirement.”

Hyon Park Promoted to Chief Operating Officer
The Company is promoting Hyon Park, Chief Technology Officer, to Chief Operating Officer, effective immediately. In addition to his responsibilities as Chief Technology Officer and Supply Chain Management, he will also have oversight of store operations. Mr. Park joined Torrid in 2022 as Chief Technology Officer from Belk, Inc. where he served as Executive Vice President, Chief Information Officer. Mr. Park has over 25 years of information technology and consulting experience, including 20 years with direct-to-consumer retail organizations such as Belk, Tailored Brands, and Gymboree.

Ashlee Wheeler Promoted to Chief Planning Officer
The Company is promoting Ashlee Wheeler, Senior Vice President of Company Planning & Strategy, to Chief Planning Officer, effective immediately. As Chief Planning Officer, Ms. Wheeler will lead all facets of Planning, Strategy, Pricing & Promotion, Omni-Channel fulfillment and Analytics, with an emphasis on growth. Ms. Wheeler has been with Torrid for 13 years in a variety of roles of increasing responsibility including merchandise planning, commercial planning, and inventory management. Prior to joining Torrid, Ms. Wheeler spent five years at Lucky Brand Jeans in Merchandising Planning.

Mark Mizicko, Chief Commercial Officer, Announces Retirement
Mark Mizicko announced his plans to retire from Torrid, effective June 14, 2024. He will continue as a consultant for Torrid on various projects. Mr. Mizicko joined Torrid in 2011 until he left the Company in 2016. He rejoined Torrid in 2023 as Chief Commercial Officer.

Exhibit 99.1
First Quarter Fiscal 2024 Financial Results
In a separate press release issued today, Torrid reported its financial results for the first quarter of fiscal 2024. The Company will host an earnings conference call at 4:30 pm ET to discuss the results.

About Torrid
TORRID is a direct-to-consumer brand of apparel, intimates and accessories in North America aimed at fashionable women who are curvy and wear sizes 10 to 30. TORRID is focused on fit and offers high quality products across a broad assortment that includes tops, bottoms, denim, dresses, intimates, activewear, footwear and accessories.

Investors
ICR Inc.
Lyn Walther
IR@torrid.com
Media
Joele Frank, Wilkinson Brimmer Katcher
Michael Freitag / Arielle Rothstein / Lyle Weston
Media@torrid.com